Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 9
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 9 (this “Prospectus Supplement”) amends and supplements our Prospectus dated August 8, 2018, as previously supplemented (the “Prospectus”), which form a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Reports on Form 6-K, which were filed with the Securities and Exchange Commission on October 17, 2018.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is October 23, 2018

Intellipharmaceutics International Inc. Closed US$14.3 Million Underwritten Public Offering

On October 16, 2018, Intellipharmaceutics International Inc. (the “Company”), closed its previously announced underwritten public offering in the United States (the “Offering”), resulting in the sale of 2,775,231 common shares, pre-funded warrants exercisable for 16,563,335 common shares, at an exercise price of US$0.01 per share (the “Pre-Funded Warrants”), and warrants exercisable for 20,000,000 common shares, at an exercise price of US$0.75 per share (the “Firm Warrants”). These securities were issued in units, each consisting of either one common share and one Firm Warrant or one Pre-Funded Warrant and one Firm Warrant, and were offered at a public offering price of US$0.75 per unit.

H.C. Wainwright & Co. acted as the sole book-running manager for the Offering.

Each Firm Warrant is exercisable immediately and has a term of five years and each Pre-Funded Warrant is exercisable immediately and until all Pre-Funded Warrants are exercised. The common shares (or common share equivalent) and the accompanying warrants included in the units were purchased together in the Offering but were issued separately.

The Company received gross proceeds of approximately US$14.3 million, prior to deducting discounts and commissions and other offering expenses. The Company intends to use the net proceeds of the Offering for general corporate purposes, which may include working capital, capital expenditures, research and development, accounts payable, and other commercial expenditures.

On October 16, 2018, the Company issued a press release announcing the closing of the Offering. A copy of the press release is included as Exhibit 99.1 to the Report on Form 6-K, which was filed with the SEC on October 17, 2018.

Nasdaq Stockholders’ Equity Requirement

On October 17, 2018, the Company filed a Report on Form 6-K, reporting that as of the date of the Report the Company believes that it has regained compliance with Nasdaq’s stockholders’ equity requirement as provided in Nasdaq Listing Rule 5550(b)(1) after giving effect to the proceeds from the Offering, and the associated increase in the Company’s stockholders’ equity. As of the date of the Report, the Company believes its stockholders’ equity is in excess of US$2.5 million.

There can be no assurance that the Company will be able to maintain compliance with the Nasdaq continued listing standards, including Nasdaq’s minimum stockholders’ equity, minimum bid-price or other requirements. The Company is awaiting confirmation from Nasdaq that it has achieved compliance with the US$2.5 million stockholders’ equity requirement and intends to make a further announcement upon receiving such notice of compliance.